Exhibit 99.1

     Mace Security International Reports Financial Results for the
          First Quarter of 2004 with 200% Growth of Revenue in Its Electronic Surveillance Products Division

   MOUNT LAUREL, N.J.--(BUSINESS WIRE)--May 5, 2004--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities, today announced financial results for the quarter ended March 31, 2004, including a 200% increase in revenues from its Electronic Surveillance Products Division, from $400,000 in the first quarter of 2003 to $1.2 million in the first quarter of 2004.

   Financial Results

   Total revenues for the quarter ended March 31, 2004 were $12.7 million as compared to $12.6 million for the first quarter of 2003. The increase in revenues over last year's first quarter was due to an increase in revenues from the Electronic Surveillance Division. Revenues from the Security Products Segment, comprised of the Electronic Surveillance Products Division and the Consumer Products Division, rose from $1.1 million in the first quarter 2003 (comprised of $400,000 from Electronic Surveillance Products and $700,000 from Consumer Products) to $1.9 million in the same quarter of 2004 (comprised of $1.2 million from Electronic Surveillance Products and $700,000 from Consumer Products), an increase of $0.8 million, or 67%. The Consumer Products Division manufactures and sells Mace brand aerosol defense sprays and personal safety devices.
   Revenues from the Car and Truck Wash Segment decreased by $687,000 as a result of the sale of one and the closing of two unprofitable car wash facilities and a lube facility during 2003, and an increase in inclement weather in our Northeast and Texas regions. The volume-related decrease in car wash revenue was partially offset by a 4.2% increase in average wash and detail revenue per car, from $13.84 in the first quarter of 2003 to $14.42 in the first quarter of 2004.
   Gross profit as a percentage of revenues was 29% for both the quarters ended March 31, 2004 and 2003. The gross profit percentage for the first quarter of 2004 was comprised of 37% for the Security Products Segment and 28% for the Car and Truck Wash Segment while the first quarter of 2003 gross profit percentage was comprised of 42% for the Security Products Segment and 28% for the Car and Truck Wash Segment.
   SG&A expenses for the first quarter of 2004 increased by $251,000 over the same period in 2003 primarily due to the expansion of the Electronic Surveillance Products Division.
   Operating income for the first quarter of 2004 was $706,000 as compared to $975,000 in the first quarter of 2003. The decrease in operating income is the result of the above-mentioned volume-related decrease in revenues in the Car and Truck Wash Segment, and the increased SG&A costs in the Security Products Segment. EBITDA for the first quarter of 2004 was $1.3 million, or 10.4% of revenues, as compared to 2003 EBITDA of $1.5 million, or 12.2% of revenues. Net income for the first quarter of 2004 was $217,000 or $.02 per share as compared to 2003 net income of $342,000, or $.03 per share.
   The Company's net book value was $54.5 million or $4.37 per share at March 31, 2004. In addition, Mace had $90.1 million in total assets, including $3.7 million of cash and cash equivalents at March 31, 2004.

   Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

   The Company included within this press release EBITDA, which is a non-GAAP financial measure. EBITDA is calculated as net income adding back interest expense, income taxes, depreciation and amortization expense. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although securities analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions used by other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles.

   Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2002, Form 10-K for 2003, Form 10-Q for the quarter ended March 31, 2003, Form 10-Q for the quarter ended June 30, 2003, Form 10-Q for the quarter ended September 30, 2003, and Form 10-Q for the quarter ended March 31, 2004. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.



                             Tables Follow




                   Mace Security International, Inc.
                 Consolidated Statements of Operations
               (In thousands, except share information)
                              (Unaudited)


                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2004       2003(2)

                                               -----------------------
Revenues
  Car wash and detailing services              $    8,910  $    9,545
  Lube and other automotive services                  930       1,021
  Fuel and merchandise sales                          959         920
  Security products sales                           1,876       1,125
                                               ----------- -----------
                                                   12,675      12,611
Cost of revenues
  Car wash and detailing services                   6,287       6,705
  Lube and other automotive services                  705         777
  Fuel and merchandise sales                          826         795
  Security products sales                           1,180         654
                                               ----------- -----------
                                                    8,998       8,931

Selling, general and administrative expenses        2,471       2,220
Depreciation and amortization                         500         485
                                               ----------- -----------

Operating income                                      706         975

Interest expense, net                                (479)       (522)
Other income                                          112          82
                                               ----------- -----------
Income before income taxes                            339         535

Income tax expense                                    122         193
                                               ----------- -----------

Net income                                     $      217  $      342
                                               =========== ===========

Per share of common stock (basic and diluted):
Net income                                     $     0.02  $     0.03
                                               =========== ===========

Weighted average shares outstanding
  Basic                                        12,461,029  12,410,279
  Diluted                                      12,618,837  12,416,564

EBITDA (1)                                     $    1,318  $    1,542
EBITDA %                                             10.4%       12.2%


(1) EBITDA is calculated as net income adding back interest expense, income taxes, depreciation and amortization expense. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities and resources available for strategic opportunities, as it reflects our earnings trends, without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although securities analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions used by other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to net income:


                                         Three Months Ended March 31,
                                                (In Thousands)

                                              2004           2003
                                         -------------- --------------
EBITDA                                   $       1,318  $       1,542
Depreciation and amortization                     (500)          (485)
Interest expense, net                             (479)          (522)
Income tax expense                                (122)          (193)
                                         -------------- --------------
Net income                               $         217  $         342
                                         ============== ==============


(2) Certain amounts have been reclassified in 2003 to conform to the 2004 presentation

    CONTACT: Mace Security International, Inc., Mount Laurel
             Robert M. Kramer, 856-778-2300
             www.mace.com